FORM OF

SECOND AMENDMENT TO THE
FUND SERVICING AGREEMENT

    THIS SECOND AMENDMENT, dated as of the last date on the signature block, to the Fund Servicing Agreement dated as of September 9, 2020 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

RECITALS

    WHEREAS, the Trust and Fund Services (the “Parties”) have entered into the Agreement; and
    WHEREAS, the Parties desire to amend the Agreement to update the Appendix to add the Convergence Long/Short Equity ETF, a new series of the Trust, to the Agreement and to add the corresponding fee schedules applicable to the Convergence Long/Short Equity ETF as Exhibit C to the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both Parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the Parties agree as follows:

1.The Appendix of the Agreement is hereby superseded and replaced in its entirety with the Amended Appendix attached hereto.
2.Exhibit C attached hereto is hereby added to the Agreement.

This Second Amendment will become effective upon the commencement of operations of the Convergence Long/Short Equity ETF. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANK NATIONAL ASSOCIATION

By:	By:
Name:	Name:
Title:	Title:

Amended Appendix

Name of Fund	Corresponding Exhibit #
Mairs & Power Minnesota Municipal Bond ETF	Exhibit A
CrossingBridge Pre-Merger SPAC ETF	Exhibit B
Convergence Long/Short Equity ETF	Exhibit C

Exhibit C to the Fund Services Agreement – Convergence Long/Short Equity ETF
Fund Start-up & Registration Services Project Fee Schedule
Regulatory Administration Service Proposal – In support of external legal counsel
Reorganization of the Convergence Long/Short Equity Fund into a newly created, exchange-listed series of TPM
$[ ] per project, to be paid in four equal monthly installments (work will begin following the first installment)
Completion of project milestones (e.g., filing of Form N-14, mailing of Information Statement, closing of reorganization) will be contingent on all installments having been timely paid. Specifically, the final installment must be paid prior to the closing of the reorganization.

The above fee includes the following external costs:
•External legal costs related to the registration of the new fund and the reorganization of the current fund
•External costs related to vendors of the current fund’s transfer agent
•Printing and mailing a Combined Information Statement and Prospectus on Form N-14 to shareholders (excluding optional typesetting)
•EDGAR/XBRL filing fees and expenses, other than those that would typically be paid by the fund (e.g., supplements to the existing prospectus)
•Expenses from one special Board of Trustees meeting related to the reorganization (expenses from regularly schedule meetings will be treated as normal fund expenses)

The project fee is contingent on the following conditions, and costs resulting from changes to such conditions will be the responsibility of the advisor:
•The current fund shall not have any direct shareholder accounts with the transfer agent at both the time work on the reorganization commences and at the time of the reorganization. Once work commences, the fund will cease accepting direct shareholder account applications.
•The current fund shall have a single class of shares at both the time work on the reorganization commences and at the time of the reorganization.
•Services provided by external legal counsel are customary of those provided by counsel for a reorganization.
•The TPM Board shall not require approval of the reorganization by fund shareholders.
•The advisor will have completed all tasks related to the approval of the reorganization by the TPM Board prior to the meeting of the Board at which such approval will be requested. Such tasks include, but are not limited to, adopting a policy to comply with Rule 6c-11 under the Investment Company Act of 1940, providing all requested due diligence information regarding the advisor, selecting a distributor and arranging for all requested due diligence information regarding the distributor to be provided, selecting a listing exchange (advisor will be responsible for any exchange listing fee).
Additional Regulatory Administration Services
▪Subsequent new fund launch – $[ ] per fund or as negotiated
▪Drafting SEC exemptive order application for required relief Negotiated fee

Ongoing Annual Regulatory Administration Services
Add the following for regulatory administration services in support of external legal counsel, including annual registration statement update and drafting of supplements
▪$[ ] for [ ] funds in same statutory prospectus
▪Fees negotiated for funds [ ]+

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
▪Postage, if necessary
▪Federal and state regulatory filing fees
▪Expenses from Board of Trustee meetings
▪Third party auditing
▪EDGAR/XBRL filing
▪All other Miscellaneous expenses

Base Fee for Accounting, Administration, Transfer Agent & Account Services
The following reflects the greater of the basis point fee or annual minimum1 where Convergence Investment Partners, LLC acts as investment adviser to the fund(s) in the Trust for Professional Managers.

Annual Minimum per Fund2            Basis Points on Trust AUM2
Funds [ ]     $[ ]            First $[ ] [ ] bps
Funds [ ]     $[ ]            Next $[ ] [ ]bps
Funds [ ]     $[ ]            Next $[ ]     [ ] bps
Balance [ ]bps

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial two year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if Adviser launched a Fund on March 1, 2021 and terminated the relationship on June 30, 2022, Adviser would owe U.S. Bank up to [ ]% of $[ ] ($[ ] admin/acct/ta + $[ ] Custody).

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase: All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Fees are calculated pro rata and billed monthly

Accounting, Administration, Transfer Agent & Account Services (in addition to the Base Fee)
Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
▪$[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
▪$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments and Agency, Mortgage Backed, and Municipal Bonds
▪$[ ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, and High Yield Bonds
▪$[ ] – Interest Rate Swaps, Foreign Currency Swaps
▪$[ ] – Bank Loans
▪$[ ] – Swaptions, Intraday money market funds pricing, up to 3 times per day
▪$[ ] – Credit Default Swaps
▪$[ ] per Month Manual Security Pricing (>25 per day)

NOTE: Prices are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action Services
Fee for ICE data used to monitor corporate actions
▪$[ ] per Foreign Equity Security per Month
▪$[ ] per Domestic Equity Security per Month
▪$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month
Trust Chief Compliance Officer Annual Fee
▪$[ ] for the first fund
▪$[ ] for each additional fund [ ]
▪$[ ] for each fund over [ ] funds
▪$[ ] per sub-adviser per fund (capped at $[ ] per sub-adviser over the fund complex)
▪Per adviser relationship, and subject to change based upon board review and approval.
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
▪$[ ] per security per month for fund administrative
SEC Modernization Requirements
▪Form N-PORT – $[ ] per year, per Fund
▪Form N-CEN – $[ ] per year, per Fund
Section 15(c) Reporting
    $[ ] per fund per standard reporting package*
*Standard reporting packages for annual 15(c) meeting
-    Expense reporting package: [ ] peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
-    Performance reporting package: Peer Comparison Report
    Additional 15c reporting is subject to additional charges
    Standard data source – Morningstar; additional charges will apply for other data services

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: charges associated with accelerated effectiveness at DTCC, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly

OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by U.S. Bank upon client request)
Daily Compliance Services
▪Base fee – $[ ] per fund per year
▪Setup – $[ ] per fund group
Section 18 Daily Compliance Testing (for derivatives and leverage)
▪$[ ] set up fee per fund complex
▪$[ ] per fund per month
C- Corp Administrative Services
▪1940 Act C-Corp – U.S. Bank Fee Schedule plus $[ ]
▪1933 Act C-Corp – U.S. Bank Fee Schedule plus $[ ]
Controlled Foreign Corporation (CFC)
▪U.S. Bank Fee Schedule plus $[ ]
Core Tax Services
M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).
Optional Tax Services:
▪Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $[ ] per year
▪Additional Capital Gain Dividend Estimates – (First two included in core services) – $[ ] per additional estimate
▪State tax returns - (First two included in core services) – $[ ] per additional return

Tax Reporting – C-Corporations
Federal Tax Returns
▪Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $[ ]
▪Prepare Federal and State extensions (If Applicable) – Included in the return fees
▪Prepare provision estimates – $[ ] Per estimate

State Tax Returns
▪Prepare state income tax returns for funds and blocker entities – $[ ] per state return
•Sign state income tax returns – $[ ] per state return
Assist in filing state income tax returns – Included with preparation of returns
▪State tax notice consultative support and resolution – $[ ] per fund

Fees are calculated pro rata and billed monthly

Advisor’s signature below acknowledges approval of the fee schedule on this Exhibit C

Convergence Investment Partners
By: /s/ David Abitz
Printed Name and Title: David Abitz, President
Date: January 24, 2022